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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                     ATLANTIC PREMIUM BRANDS, LTD. ANNOUNCES
                                STOCK REPURCHASE


                  REPURCHASE EQUAL TO 8% OF OUTSTANDING SHARES


         Northbrook, Illinois, May 18, 1999 - Atlantic Premium Brands, Ltd. (AMEX: ABR) today is pleased to announce that the company has completed the repurchase of 573,810 shares of its outstanding common stock. The shares were repurchased at a price of $2.40 per share, and were equal to approximately 8% of its then outstanding shares.

         Alan F. Sussna, President and Chief Executive Officer of Atlantic Premium Brands, Ltd., stated, "We are pleased to announce this repurchase of the company's stock. Given the price we paid for these shares, and our financing costs for doing so, we believe this to be accretive to our future earnings per share, and therefore beneficial to our shareholders."


         Atlantic Premium Brands, Ltd., through its operations in Texas, Louisiana, Kentucky and Oklahoma, manufactures, markets and distributes packaged meats and other food products for customers in a twelve-state region. Through its operations, the Company markets and distributes its own branded processed meat products under brand names including J.C.Potter, Blue Ribbon, Richard's, Grogan's Farm, Carlton and Partin's Country Sausage.

         Atlantic Premium Brands, Ltd. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release contains forward-looking information, describes the Company's belief concerning future business conditions, and the outlook of the Company based on currently available information. Whenever possible, the Company has identified these "forward looking" statements by words such as "pleased", "continued to" "believe", and similar expressions. These forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed in these statements. These risks and uncertainties include the following: risks associated with acquisitions including the integration of acquired businesses, new product development and other aspects of the Company's business strategy; uncertainty as to evolving consumer preferences; customer and supplier concentration; the impact of competition; and sensitivity to such factors as weather and raw material costs. Readers are encouraged to read The Company's Annual Report on Form 10-K, its Current Report on Form 8-K dated June 4, 1997 and other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.